Registration Statement No. 333-217200
Filed Pursuant to Rule 433
Subject to Completion, dated February 6, 2018
Pricing Supplement to the Prospectus dated April 27, 2017, the Prospectus Supplement dated April 27, 2017 and the Product Supplement dated May 1, 2017

US$ ●
Senior Medium-Term Notes, Series D
Bullish Enhanced Return Notes due March 1, 2019
Linked to the Ameriprise Investment Research Group Quality Factor Leaders
•
The notes are designed for investors who seek a 200% leveraged positive return based on any appreciation in the value of an equally weighted basket (the “Basket”) consisting of the equity securities (each a “Basket Component”) of 16 publicly traded companies. These companies are the companies which the Ameriprise Investment Research Group (“IRG”) identified as Quality Factor Leaders, as listed on page P-2 below.

•
Investors should be willing to accept a payment at maturity that is capped at the Maximum Redemption Amount (as defined below), be willing to forgo periodic interest, and be willing to lose 1% of their principal amount for each 1% that the value of the Basket decreases.

•	Investors in the notes may lose up to 100% of their principal amount at maturity.
•	The Maximum Redemption Amount will be $1,140 for each $1,000 in principal amount (a 14% return).
•	Any payment at maturity is subject to the credit risk of Bank of Montreal.
•	The notes do not bear interest. The notes will not be listed on any securities exchange.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	The offering is expected to price on February 23, 2018, and the notes are expected to settle through the facilities of The Depository Trust Company on February 28, 2018.
•	The notes are scheduled to mature on March 1, 2019.
•	The CUSIP number of the notes is 06367T2A7.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-6 of this pricing supplement, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
On the date of this preliminary pricing supplement, the estimated initial value of the notes is $970.60 per $1,000 in principal amount. The estimated initial value of the notes on the pricing date may differ from this value but will not be less than $955 per $1,000 in principal amount.  However, as discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

	Price to Public	Agent’s Commission(1)	Proceeds to Bank of Montreal

Per Note	US$1,000	US$16.50	US$983.50

Total	US$ ●	US$ ●	US$ ●

(1)	$16.50 in principal amount per note will be received by Ameriprise Financial Services, Inc. (“Ameriprise Financial”) for its services acting as distributor of the notes.

BMO CAPITAL MARKETS

Key Terms of the Notes

Underlying Asset:
An equally weighted basket consisting of the equity securities of sixteen publicly traded companies.  The 16 Basket Components, their respective Weighting Percentages and their Initial Basket Component Levels are indicated in the table below.

Selection of the Basket:
The Basket Companies are the companies considered as the Ameriprise IRG Quality Factor Leaders, which were identified by the American Enterprise Investment Services, Inc. (“AEIS”). AEIS’ senior equity analysts identified the Basket Companies as the sixteen equity securities that they believe are top ranking among the IRG’s domestic and international Focus List selections, based on nine quantitative factors. For additional information, please see the section below, “The Basket Components.”

Payment at Maturity:
If the Percentage Change multiplied by the Upside Leverage Factor is greater than or equal to the Maximum Return, the payment at maturity for each $1,000 in principal amount of the notes will equal the Maximum Redemption Amount.

If the Percentage Change multiplied by the Upside Leverage Factor is zero, or is positive but is less than the Maximum Return, then the amount that the investors will receive at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change x Upside Leverage Factor)]

If the Percentage Change is less than 0%, the amount that the investors will receive at maturity will equal:

Principal Amount + [Principal Amount × Percentage Change]

Upside Leverage Factor:	200%

Maximum Return:	14%

Maximum Redemption Amount:	The payment at maturity will not exceed the Maximum Redemption Amount of $1,140 per $1,000 in principal amount of the notes.

Initial Level:	Set to 100 on the pricing date.

Final Level:	Initial Level x (1 + Percentage Change)

Percentage Change:	The sum of the Weighted Percentage Change for each Basket Component.

Weighted Percentage Change:	With respect to each Basket Component, the product of (a) its Weighting Percentage and (b) its Component Change.

Component Change:	With respect to each Basket Component: Final Basket Component Level – Initial Basket Component Level Initial Basket Component Level

Initial Basket Component Level:
With respect to each Basket Component, its closing price on the pricing date.  The Initial Basket Component Level of each Basket Component is subject to adjustment as described in the section “General Terms of the Notes—Anti-dilution Adjustments” of the product supplement.

Final Basket Component Level:	With respect to each Basket Component, its closing price on the Valuation Date.

The Basket:
Basket Components	Bloomberg Tickers	Weighting Percentage	Initial Basket Component Levels
BB&T Corporation	BBT	1/16	$●
Check Point Software Technologies Ltd.	CHKP	1/16	$●
The Clorox Company	CLX	1/16	$●
Emerson Electric Co.	EMR	1/16	$●
Gilead Sciences, Inc.	GILD	1/16	$●
Alphabet Inc.	GOOGL	1/16	$●
The Home Depot, Inc.	HD	1/16	$●
JPMorgan Chase & Co.	JPM	1/16	$●
3M Company	MMM	1/16	$●
Marathon Petroleum Corporation	MPC	1/16	$●
NVIDIA Corporation	NVDA	1/16	$●
Novo Nordisk A/S	NVO	1/16	$●
Sealed Air Corporation	SEE	1/16	$●
SunTrust Banks, Inc.	STI	1/16	$●
Ulta Beauty, Inc.	ULTA	1/16	$●
Visa Inc.	V	1/16	$●

Pricing Date:	On or about February 23, 2018.

Settlement Date:	On or about February 28, 2018, as determined on the pricing date.

Valuation Date:	On or about February 26, 2019, as determined on the pricing date.

Maturity Date:	On or about March 1, 2019, as determined on the pricing date.

Automatic Redemption:	Not applicable

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

The pricing date and the settlement date are subject to change.  The actual pricing date, settlement date, Valuation Date and Maturity Date will be set forth in the final pricing supplement.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Payoff Example

The following table shows the hypothetical payout profile of an investment in the notes, reflecting the Upside Leverage Factor of 200% and the Maximum Redemption Amount of $1,140.  Please see the hypothetical examples below for more detailed examples.

Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated May 1, 2017, the prospectus supplement dated April 27, 2017 and the prospectus dated April 27, 2017.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated May 1, 2017: https://www.sec.gov/Archives/edgar/data/927971/000121465917002869/c427173424b5.htm

•	Prospectus supplement dated April 27, 2017: https://www.sec.gov/Archives/edgar/data/927971/000119312517142764/d381374d424b5.htm

•	Prospectus dated April 27, 2017: https://www.sec.gov/Archives/edgar/data/927971/000119312517142728/d254784d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, we will arrange to send to you the prospectus (as supplemented by the prospectus supplement and product supplement) if you request it by calling our agent toll-free at 1-877-369-5412.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or the Basket Components.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

•
Your investment in the notes may result in a loss. — You may lose some or all of your investment in the notes. There is no minimum percentage of your principal that you are entitled to receive under the terms of the notes. The payment at maturity will be based on the Final Level, and whether the Final Level of the Underlying Asset on the Valuation Date has declined from the Initial Level. If the Final Level is less than the Initial Level, you will lose 1% of the principal amount of your notes for each 1% that the Final Level is less than the Initial Level. Accordingly, you could lose up to 100% of the principal amount of the notes.

•
Your return on the notes is limited to the Maximum Redemption Amount, regardless of any appreciation in the level of the Underlying Asset. — You will not receive a payment at maturity with a value greater than the Maximum Redemption Amount per $1,000 in principal amount of the notes. This will be the case even if the Percentage Change multiplied by the Upside Leverage Factor exceeds the Maximum Return.

•
Any increase in the price of one or more Basket Components may be offset by decreases in the price of one or more other Basket Components. — The price of one or more Basket Components may increase while the price of one or more other Basket Components decreases.  Therefore, in determining the value of the Basket at any time, increases in the price of one Basket Component may be moderated, or wholly offset, by decreases in the price of one or more other Basket Components.

•
Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay the amount due at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

•
Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading securities included in the Basket on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the value of the Basket and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket or one or more of the Basket Components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

•
Our initial estimated value of the notes will be lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors.  The price to public of the notes will exceed our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value.  These costs include the underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.  The initial estimated value may be as low as the amount indicated on the cover page of this pricing supplement.

•
Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date of this preliminary pricing supplement is, and our estimated value as determined on the pricing date will be, derived using our internal pricing models.  This value is based on market conditions and other relevant factors, which include volatility of the Underlying Asset, dividend rates and interest rates.  Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value.  In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect.  After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement and the product supplement.  These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions.  Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

•
The terms of the notes are not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt.  As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

•
Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public.  This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of the agent’s commission and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements.  In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.  As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public.  Any sale that you make prior to the Maturity Date could result in a substantial loss to you.

•
Owning the notes is not the same as owning the Basket Components. — The return on your notes will not reflect the return you would realize if you actually owned the Basket Components and held that investment for a similar period.  Your notes may trade quite differently from the Basket Components.  Changes in the prices of the Basket Components may not result in comparable changes in the market value of your notes.  Even if the prices of the Basket Components increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes to decrease while the prices of the Basket Components increase. In addition, any dividends or other distributions paid on the Basket Components will not be reflected in the amount payable on the notes.

•
You will not have any rights to the Basket Components.  — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components would have.

•
Lack of liquidity. — The notes will not be listed on any securities exchange.  BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

•
Many economic and market factors will influence the value of the notes. — In addition to the prices of the Basket Components and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

•
The inclusion of the Basket Components in Ameriprise Financial’s Ameriprise IRG Quality Factor Leaders does not guarantee a positive return on the notes. In selecting the Basket Components, AEIS’ analysts attempted to identify companies that are top ranking among IRG’s domestic and international Focus List selections. See the section below, “The Basket Components.”  However, there can be no assurance that any Basket Component, or the IRG Quality Factor Leaders in their entirety, will perform as intended. The list of stocks of that comprise the Basket is not dynamic; if the analysts’ opinion of a Basket Component changes after the list of IRG Quality Factor Leaders is constituted, that change will not cause the deletion or addition of Basket Components to the list. The performance of the Basket Components may be less than the performance of the equities markets generally, and less than the performance of specific sectors of the equity markets, or other securities in which you may choose to invest.  Although Ameriprise Financial has expressed a positive view as to the Basket Components prior to the date of this pricing supplement, its views may change significantly during the term of the notes.  In addition, any positive views of Ameriprise Financial’s IRG is separate and apart from the offering of these notes, and does not constitute investment advice.  Our offering of the notes does not constitute our recommendation or the recommendation of ours, Ameriprise Financial, or our respective affiliates to invest in the notes or in the Basket Components.

•
You must rely on your own evaluation of the merits of an investment linked to the Basket. — You must rely on your own evaluation of the merits of an investment linked to the Basket Components. In the ordinary course of their business, BMOCM, Ameriprise Financial and our respective affiliates may have expressed views on expected movements in any Basket Component, and may do so in the future. These views or reports may be communicated to our clients, Ameriprise Financial’s clients, and clients of our respective affiliates. However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to any Basket Component may at any time have significantly different views from those of our respective affiliates.  For these reasons, you are encouraged to derive information concerning the Basket Components from multiple sources, and you should not rely solely on views expressed by us or our respective affiliates.

Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

•
Our trading and other transactions relating to the Basket Components, futures, options or other derivative products may adversely affect the market value of the notes. We or our affiliates may hedge our obligations under the notes by purchasing or selling the Basket Components, futures or options relating to the Basket Components, or other derivative instruments with returns linked or related to changes in the performance of the Basket Components.  We may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to do so, any of these hedging activities may adversely affect the prices of the Basket Components, and therefore, the market value of the notes, and the amount payable at maturity.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the notes decreases.

We, Ameriprise Financial, or one or more of our respective affiliates may also engage in trading relating to the Basket Components on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades.  Any of these activities could adversely affect the prices of the Basket Components and, therefore, the market value of the notes.  We, Ameriprise Financial, or one or more of our respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket Components.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

•
Our business activities and the business activities of our affiliates may create conflicts of interest.  As noted above, we, Ameriprise Financial, or one or more of our respective affiliates expect to engage in trading activities related to the Basket Components that are not for the account of holders of the notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the prices of the Basket Components, could be adverse to the interests of the holders of the notes.  We, Ameriprise Financial, or one or more of our respective affiliates may, at present or in the future, engage in business with the issuers of the Basket Components, including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes.  Moreover, we, Ameriprise Financial and our respective affiliates have published, and in the future expect to publish, research reports and other materials with respect to most or even all of the Basket Components.  Our views are modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Even if our affiliates or Ameriprise Financial express a negative opinion about one or more of the Basket Components, or if market conditions change, the composition of the Basket will not change during the term of the notes (except under the limited circumstances described below).  Any of these activities by us or one or more of our affiliates may affect the prices of the Basket Components and, therefore, the market value of the notes.

•
Marathon Petroleum Corporation has only been publicly traded for a limited amount of time. As set forth below in the section “The Basket Components,” Marathon Petroleum Corporation has only been publicly traded for a limited amount of time. Accordingly, it may be more difficult for you to evaluate the historical performance of this Basket Component than would be the case for a Basket Component with a longer trading history.

•
An investment in the notes may be subject to risks associated with non-U.S. securities markets.  Two of the Basket Components, Check Point Software Technologies Ltd. and Novo Nordisk A/S, were issued by a non-U.S. company and are listed on a non-U.S. stock exchange, in addition to their U.S. listings.  Therefore, the return on the notes may be affected by factors affecting the value of securities in the relevant non-U.S. markets.  Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets.  Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets.  In addition, non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices of non-U.S. companies are subject to political, economic, financial and social factors that may be unique to the particular country.  These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

•
The return on the notes may be exposed to fluctuations in exchange rates that might affect the prices of the Basket Components and the payment at maturity.  Because two of the Basket Components included in the Basket, Check Point Software Technologies Ltd. and Novo Nordisk A/S, in addition to their U.S. listings, trade in currencies other than U.S. dollars, and the notes are denominated in U.S. dollars, the amount payable on the notes at maturity may be exposed to fluctuations in the exchange rate between the U.S. dollar and these currencies. These changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the payment on the notes at maturity.

•
Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “U.S. Federal Tax Information” in this pricing supplement, the section entitled “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section entitled “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Hypothetical Return on the Notes at Maturity

The following table and examples illustrate the hypothetical return at maturity on a $1,000 investment in the notes. The “return,” as used in this section is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 in principal amount of the notes to $1,000. The hypothetical total returns set forth below are based on the Initial Level of 100, the Upside Leverage Factor of 200%, and the Maximum Redemption Amount of $1,140.00.  The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to investors in the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Percentage Change	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
200.00	100.00%	$1,140.00	14.00%
150.00	50.00%	$1,140.00	14.00%
140.00	40.00%	$1,140.00	14.00%
120.00	20.00%	$1,140.00	14.00%
110.00	10.00%	$1,140.00	14.00%
107.00	7.00%	$1,140.00	14.00%
105.00	5.00%	$1,100.00	10.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$950.00	-5.00%
90.00	-10.00%	$900.00	-10.00%
80.00	-20.00%	$800.00	-20.00%
70.00	-30.00%	$700.00	-30.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The value of the Basket decreases from the Initial Level of 100.00 to a hypothetical Final Level of 50.00, representing a Percentage Change of -50%.  Because the Percentage Change is negative, and the hypothetical Final Level of 50.00 is less than the Initial Level, the investor receives a payment at maturity of $500 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + ($1,000 x -50%) = $500

Example 2: The value of the Basket increases from the Initial Level of 100.00 to a hypothetical Final Level of $105.00, representing a Percentage Change of 5%.  Because the Percentage Change is positive and the Percentage Change multiplied by the Upside Leverage Factor does not exceed the Maximum Return, the investor receives a payment at maturity of $1,100.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (5% x 200.00%)] = $1,100.00

Example 3: The value of the Basket increases from the Initial Level of 100.00 to a hypothetical Final Level of $120.00, representing a Percentage Change of 20%.  Because the Percentage Change is positive and when multiplied by the Upside Leverage Factor exceeds the Maximum Return, the investor receives a payment at maturity of $1,140.00 per $1,000 in principal amount of the notes, the Maximum Redemption Amount.

U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes, except that the following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product supplement.

Under current Internal Revenue Service guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this pricing supplement unless such notes are “delta-one” instruments. Based on our determination that the notes are not delta-one instruments, non-U.S. holders should not generally be subject to withholding on dividend equivalent payments, if any, under the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement. We, either ourselves or through BMOCM as agent, have entered into an arrangement with Ameriprise Financial, whereby Ameriprise Financial will distribute the notes. Ameriprise Financial will receive a commission from BMOCM which will not exceed the commission set forth on the cover page.

We expect that delivery of the notes will be made against payment for the notes on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of the notes and to reject orders in whole or in part. You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Underlying Asset, or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use the pricing supplement relating to the notes in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use that pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, that pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) the underwriting discount and selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

No Prospectus (as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”)) will be prepared in connection with the notes. Accordingly, the notes may not be offered to the public in any member state of the European Economic Area (the “EEA”), and any purchaser of the notes who subsequently sells any of the notes in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive, as implemented in that member state.

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, the expression “offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes on the date of this preliminary pricing supplement, and that will be set forth on the cover page of the final pricing supplement relating to the notes, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions are derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the pricing date will be determined based on market conditions at that time.

The Basket Components

Ameriprise Financial Focus List

Ameriprise Financial is a registered investment adviser. The IRG domestic and international Focus List consists of approximately 136 stocks. In order for a stock to join the Focus List, an AEIS senior equity analyst in the IRG must evaluate the stock’s key investment attributes, including the relevant company’s competitive position and strategy, the strength and likelihood of primary value drivers, stock valuation and other fundamental factors. After completing this process, the analyst may nominate the stock for Focus List inclusion, upon which the stock is further evaluated by the Ameriprise Financial IRG team or team leader. Once added to the Focus List, one or more Ameriprise Financial equity analysts examine the stock on an ongoing basis, discussing the stock with the broader IRG team, and making recommendations.

Additions and deletions to and from the Focus Lists are made at the discretion of the IRG based on fundamental factors including valuation, competitive position, and market conditions. Deletions can also occur due to changes in third party research coverage or ratings downgrades. Furthermore, Ameriprise Financial has an internal process that is designed to identify underperforming stocks and require focused internal discussions to determine the stocks’ continued suitability for inclusion in the Focus List; the process is designed to potentially improve performance and to reduce risk. For example, a Focus List company that has generated returns in the bottom quartile of its respective S&P economic sector for three consecutive months will be under review for possible removal from the Focus List.

The Ameriprise IRG Quality Factor Leaders

AEIS’ senior equity analysts identified the Basket Companies as the 16 equity securities publicly traded in the U.S. that they believe are top ranking among IRG’s domestic and international Focus List selections. Ameriprise Financial compiled this list in January 2018.

The composition of the Basket and the identity of the Basket Components were selected by Ameriprise’s IRG from its Focus Lists comprising of U.S. and non-U.S. securities. These securities were ranked among their sector peers using a composite score of nine equally-weighted quality factors (“Quality Factors”) which IRG believes are indicative of a company’s financial and operational health. These quality factors are:

•	return on equity;
•	gross margin;
•	operating cash flow;
•	interest coverage ratio;
•	debt-to-equity ratio;
•	asset efficiency (i.e. asset turnover);
•	earnings stability (which refers to the standard deviation of EPS over the past five years divided by average EPS over the same five-year period);
•	accruals tilt (calculated as net income minus operating cash flow minus cash flow from investing activities divided by assets); and
•	3-year earnings per share (“EPS”) growth

However, if the necessary information required to calculate “accruals tilt,” “asset efficiency ratio,” “interest coverage ratio” or “operating cash flow ratio” were not available, these ratios were not included in the applicable company’s composite scores.

The IRG Quality Factor selections exclude Focus List companies with a three-year EPS decline greater than 25% or negative annual EPS growth over the past three years. The IRG allocates Quality Factor composite score leaders to their respective economic sector based on the Ameriprise Global Asset Allocation Committee’s tactical sector recommendations.  Accordingly, the Basket Components do not represent all of the industry sectors of the U.S. markets; certain sectors, such as the financial sector, have more than one company included in the Basket.

Neither we nor our affiliates take any responsibility for the selection of the Basket and the identity of the Basket Components or otherwise endorses such stocks and none of such entities (or Ameriprise Financial) makes any representation as to the performance of any Basket Component or the Basket.

There are a number of risks that will affect each of the Basket Components, including industry specific risks, risks relating to major competitors or new product expectations, unforeseen developments with respect to the management, financial condition or accounting policies or practices of the company, and external factors that could affect the U.S. economy, interest rates, the U.S. dollar or particular segments of the economy.  Any of these changes may have an adverse effect on the company, the performance of its stock, investor confidence in the stock and the company’s business prospects.  Please see “Selected Risk Considerations—The inclusion of the Basket Components in Ameriprise Financial’s IRG Quality Factor Leaders does not guarantee a positive return on the notes.” in this pricing supplement.

The information in this section has been provided by Ameriprise Financial.

Additional Information About the Basket Components

Companies with securities registered under the Exchange Act, are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC can be inspected or copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C.  20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information provided to or filed with the SEC by the issuers of each Basket Component under the Exchange Act can be located through the SEC’s website at http://www.sec.gov.

This pricing supplement relates only to the notes offered hereby and does not relate to any Basket Components or other securities of any issuer of each Basket Component. We derived all disclosures in this pricing supplement regarding the issuers of each Basket Component from publicly available documents described in the preceding paragraph. In connection with the offering of the notes, neither we nor any of our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the issuer of any Basket Component. Neither we nor any of our affiliates has made any independent investigation as to whether such publicly available documents or any other publicly available information regarding the issuer of any Basket Component is current, accurate or complete. None of such documents shall be deemed to be incorporated by reference into this pricing supplement.

Neither we nor our affiliates takes any responsibility for the selection of the Basket and the identity of the Basket Components or otherwise endorses those stocks, and none of those companies makes any representation as to the future performance of any Basket Component or the Basket.

BB&T Corporation

BB&T Corporation operates banking offices in 15 states and Washington D.C. The company and its subsidiaries offer commercial and retail banking, as well as insurance, retail brokerage, corporate finance, international banking, leasing, and trust services. Its common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “BBT.”

Historical Information of the Common Stock of BB&T Corporation

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through February 2, 2018.

		High ($)	Low ($)
2008	First Quarter	36.80	26.85
	Second Quarter	36.79	22.77
	Third Quarter	41.14	19.82
	Fourth Quarter	39.34	23.06

2009	First Quarter	26.73	13.32
	Second Quarter	27.70	16.70
	Third Quarter	29.53	20.19
	Fourth Quarter	28.61	23.91

2010	First Quarter	32.39	25.81
	Second Quarter	35.61	26.31
	Third Quarter	28.59	21.87
	Fourth Quarter	27.15	22.32

2011	First Quarter	29.17	26.33
	Second Quarter	27.62	25.45
	Third Quarter	27.34	19.17
	Fourth Quarter	25.48	20.58

2012	First Quarter	31.88	25.79
	Second Quarter	32.63	27.64
	Third Quarter	33.99	30.67
	Fourth Quarter	33.64	27.09

2013	First Quarter	31.78	29.83
	Second Quarter	34.12	29.27
	Third Quarter	36.43	33.52
	Fourth Quarter	37.32	32.66

2014	First Quarter	40.77	36.41
	Second Quarter	40.71	36.81
	Third Quarter	40.08	35.96
	Fourth Quarter	39.37	35.20

2015	First Quarter	39.81	35.29
	Second Quarter	41.56	37.60
	Third Quarter	41.60	34.78
	Fourth Quarter	39.04	35.63

2016	First Quarter	36.66	30.28
	Second Quarter	36.95	32.44
	Third Quarter	38.71	34.22
	Fourth Quarter	47.71	37.43

2017	First Quarter	49.70	44.00
	Second Quarter	45.61	41.65
	Third Quarter	48.36	43.66
	Fourth Quarter	50.45	46.13

2018	First Quarter (through February 2, 2018)	55.70	49.92

Check Point Software Technologies Ltd.

Check Point Software Technologies, Ltd. develops, markets and supports a range of software and hardware products and services for information technology (IT) security and offers its customers a network and gateway security solutions, data and endpoint security solutions and management solutions. Its common stock trades on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “CHKP.”

Historical Information of the Common Stock of Check Point Software Technologies Ltd.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through February 2, 2018.

		High ($)	Low ($)
2008	First Quarter	24.16	20.58
	Second Quarter	25.18	21.22
	Third Quarter	25.58	21.55
	Fourth Quarter	22.50	17.43

2009	First Quarter	23.34	19.74
	Second Quarter	25.18	21.95
	Third Quarter	28.63	22.24
	Fourth Quarter	34.27	27.95

2010	First Quarter	35.06	31.98
	Second Quarter	36.23	29.48
	Third Quarter	36.93	29.17
	Fourth Quarter	46.02	36.72

2011	First Quarter	51.60	44.55
	Second Quarter	56.85	51.35
	Third Quarter	61.17	48.78
	Fourth Quarter	60.17	51.70

2012	First Quarter	63.95	50.90
	Second Quarter	64.52	47.48
	Third Quarter	51.79	44.28
	Fourth Quarter	48.01	41.17

2013	First Quarter	52.72	46.50
	Second Quarter	51.43	44.82
	Third Quarter	59.19	49.78
	Fourth Quarter	64.52	55.71

2014	First Quarter	69.24	63.16
	Second Quarter	68.30	63.11
	Third Quarter	71.99	63.91
	Fourth Quarter	80.44	66.27

2015	First Quarter	85.12	76.17
	Second Quarter	88.03	78.22
	Third Quarter	84.23	74.79
	Fourth Quarter	87.29	78.55

2016	First Quarter	87.47	72.76
	Second Quarter	89.66	77.07
	Third Quarter	83.64	74.60
	Fourth Quarter	86.33	76.17

2017	First Quarter	103.79	84.57
	Second Quarter	115.47	102.47
	Third Quarter	115.72	104.99
	Fourth Quarter	119.13	101.92

2018	First Quarter (through February 2, 2018)	105.62	101.38

The Clorox Company

The Clorox Company produces and markets non-durable consumer products sold primarily through grocery and other retail stores. The company's principal products include household cleaning and bleach products, charcoal, cat litter, automotive care products, dressings, and trash bags. Its common stock trades on the NYSE under the symbol “CLX.”

Historical Information of the Common Stock of The Clorox Company

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through February 2, 2018.

		High ($)	Low ($)
2008	First Quarter	63.89	55.61
	Second Quarter	59.20	51.82
	Third Quarter	63.95	52.25
	Fourth Quarter	63.23	52.59

2009	First Quarter	56.37	45.90
	Second Quarter	56.68	50.44
	Third Quarter	61.01	55.97
	Fourth Quarter	62.66	56.89

2010	First Quarter	65.11	59.17
	Second Quarter	65.32	61.50
	Third Quarter	67.61	61.74
	Fourth Quarter	68.70	61.80

2011	First Quarter	71.26	61.57
	Second Quarter	70.94	66.25
	Third Quarter	74.55	64.00
	Fourth Quarter	69.56	63.71

2012	First Quarter	70.24	67.10
	Second Quarter	73.06	67.03
	Third Quarter	73.44	70.10
	Fourth Quarter	76.47	72.10

2013	First Quarter	88.53	73.89
	Second Quarter	89.53	81.69
	Third Quarter	87.45	81.72
	Fourth Quarter	95.83	81.49

2014	First Quarter	91.49	84.56
	Second Quarter	92.66	87.31
	Third Quarter	97.23	86.39
	Fourth Quarter	106.08	95.46

2015	First Quarter	111.93	103.87
	Second Quarter	111.37	104.02
	Third Quarter	119.39	105.94
	Fourth Quarter	131.34	115.38

2016	First Quarter	131.81	123.46
	Second Quarter	138.39	121.13
	Third Quarter	139.24	122.52
	Fourth Quarter	124.32	112.25

2017	First Quarter	138.66	118.72
	Second Quarter	141.15	130.09
	Third Quarter	139.04	129.33
	Fourth Quarter	149.69	125.32

2018	First Quarter (through February 2, 2018)	146.44	130.91

Emerson Electric Co.

Emerson Electric Co. designs and manufactures electronic and electrical equipment, software, systems, and services. The company offers its products for industrial, commercial, and consumer markets worldwide through its network power, process management, industrial automation, climate technologies, and commercial and residential solutions divisions. Its common stock trades on the NYSE under the symbol “EMR.”

Historical Information of the Common Stock of Emerson Electric Co.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through February 2, 2018.

		High ($)	Low ($)
2008	First Quarter	55.83	47.88
	Second Quarter	58.20	48.17
	Third Quarter	50.94	38.46
	Fourth Quarter	39.19	29.98

2009	First Quarter	39.10	24.87
	Second Quarter	37.35	29.53
	Third Quarter	41.24	30.63
	Fourth Quarter	43.37	37.75

2010	First Quarter	50.81	41.54
	Second Quarter	53.62	43.29
	Third Quarter	53.46	43.40
	Fourth Quarter	58.68	52.76

2011	First Quarter	61.85	56.35
	Second Quarter	60.81	51.21
	Third Quarter	58.15	41.31
	Fourth Quarter	52.25	40.69

2012	First Quarter	53.37	47.15
	Second Quarter	52.67	44.09
	Third Quarter	52.31	44.03
	Fourth Quarter	53.25	47.32

2013	First Quarter	58.56	54.21
	Second Quarter	59.36	53.32
	Third Quarter	66.50	55.19
	Fourth Quarter	70.26	62.98

2014	First Quarter	69.95	62.56
	Second Quarter	69.50	65.37
	Third Quarter	67.99	61.79
	Fourth Quarter	65.77	58.15

2015	First Quarter	61.87	55.26
	Second Quarter	61.78	55.43
	Third Quarter	55.86	43.04
	Fourth Quarter	50.29	42.78

2016	First Quarter	55.32	42.29
	Second Quarter	56.29	49.23
	Third Quarter	56.34	50.86
	Fourth Quarter	58.26	49.41

2017	First Quarter	64.15	56.14
	Second Quarter	61.38	57.44
	Third Quarter	63.89	58.00
	Fourth Quarter	69.98	59.02

2018	First Quarter (through February 2, 2018)	74.05	70.57

Gilead Sciences, Inc.

Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops, and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases. The company primary areas of focus include HIV, AIDS, liver disease, and serious cardiovascular and respiratory conditions. Its common stock trades on the Nasdaq under the symbol “GILD.”

Historical Information of the Common Stock of Gilead Sciences, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through February 2, 2018.

		High ($)	Low ($)
2008	First Quarter	25.77	21.46
	Second Quarter	28.32	24.98
	Third Quarter	28.55	21.22
	Fourth Quarter	25.67	18.74

2009	First Quarter	26.40	21.86
	Second Quarter	24.19	20.72
	Third Quarter	24.91	22.12
	Fourth Quarter	23.75	21.28

2010	First Quarter	24.73	21.63
	Second Quarter	23.18	16.46
	Third Quarter	18.26	15.93
	Fourth Quarter	20.17	17.68

2011	First Quarter	21.26	18.29
	Second Quarter	21.41	19.42
	Third Quarter	21.61	17.67
	Fourth Quarter	21.40	18.13

2012	First Quarter	28.01	20.93
	Second Quarter	26.36	22.70
	Third Quarter	33.89	25.33
	Fourth Quarter	38.17	32.43

2013	First Quarter	48.93	37.49
	Second Quarter	56.41	47.20
	Third Quarter	64.32	51.66
	Fourth Quarter	75.20	58.90

2014	First Quarter	83.95	68.55
	Second Quarter	83.02	65.48
	Third Quarter	109.43	85.07
	Fourth Quarter	114.22	89.45

2015	First Quarter	107.18	94.91
	Second Quarter	122.21	97.72
	Third Quarter	119.60	94.80
	Fourth Quarter	110.96	97.54

2016	First Quarter	100.30	82.71
	Second Quarter	102.29	78.25
	Third Quarter	88.55	76.89
	Fourth Quarter	78.47	71.61

2017	First Quarter	76.38	65.59
	Second Quarter	71.92	64.12
	Third Quarter	85.47	69.25
	Fourth Quarter	83.52	71.15

2018	First Quarter (through February 2, 2018)	88.80	73.90

Alphabet Inc.

Alphabet Inc. operates as a holding company. The company, through its subsidiaries, provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce, and hardware products. Its Class A common stock trades on the Nasdaq under the symbol “GOOGL.”

Historical Information of the Class A Common Stock of Alphabet Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through February 2, 2018.

		High ($)	Low ($)
2008	First Quarter	343.00	207.01
	Second Quarter	297.74	223.64
	Third Quarter	277.84	190.68
	Fourth Quarter	206.06	128.84

2009	First Quarter	189.57	141.51
	Second Quarter	222.38	177.22
	Third Quarter	249.77	198.51
	Fourth Quarter	311.67	242.52

2010	First Quarter	313.68	263.47
	Second Quarter	297.94	222.69
	Third Quarter	265.46	218.25
	Fourth Quarter	313.88	261.43

2011	First Quarter	320.12	278.82
	Second Quarter	296.19	237.67
	Third Quarter	311.53	245.70
	Fourth Quarter	323.26	248.00

2012	First Quarter	334.46	284.33
	Second Quarter	325.82	279.80
	Third Quarter	378.62	285.52
	Fourth Quarter	384.40	323.90

2013	First Quarter	419.75	351.78
	Second Quarter	458.39	383.05
	Third Quarter	462.79	423.86
	Fourth Quarter	560.90	427.25

2014	First Quarter	610.68	551.15
	Second Quarter	585.93	518.00
	Third Quarter	605.40	571.81
	Fourth Quarter	587.78	498.16

2015	First Quarter	581.44	497.06
	Second Quarter	573.66	532.74
	Third Quarter	699.62	541.70
	Fourth Quarter	793.96	642.00

2016	First Quarter	780.91	701.02
	Second Quarter	787.68	681.14
	Third Quarter	815.95	704.89
	Fourth Quarter	835.74	753.22

2017	First Quarter	872.37	807.77
	Second Quarter	1004.28	839.88
	Third Quarter	998.31	919.46
	Fourth Quarter	1085.09	966.78

2018	First Quarter (through February 2, 2018)	1187.56	1073.21

The Home Depot, Inc.

The Home Depot, Inc. is a home improvement retailer that sells building materials and home improvement products. The company sells a wide assortment of building materials, home improvement and lawn and garden products, and provides a number of services. Its common stock trades on the NYSE under the symbol “HD.”

Historical Information of the Common Stock of The Home Depot, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through February 2, 2018.

		High ($)	Low ($)
2008	First Quarter	30.67	24.71
	Second Quarter	30.12	23.42
	Third Quarter	30.16	21.46
	Fourth Quarter	25.92	18.51

2009	First Quarter	25.26	18.00
	Second Quarter	26.34	22.68
	Third Quarter	28.23	22.40
	Fourth Quarter	29.29	24.96

2010	First Quarter	32.75	27.34
	Second Quarter	36.49	28.07
	Third Quarter	31.81	27.07
	Fourth Quarter	35.24	30.21

2011	First Quarter	38.49	34.38
	Second Quarter	38.17	33.45
	Third Quarter	37.05	28.51
	Fourth Quarter	42.22	31.59

2012	First Quarter	50.31	42.14
	Second Quarter	52.99	47.02
	Third Quarter	60.37	50.70
	Fourth Quarter	65.07	59.01

2013	First Quarter	71.37	62.85
	Second Quarter	79.82	69.67
	Third Quarter	80.54	72.70
	Fourth Quarter	82.34	74.14

2014	First Quarter	82.91	74.97
	Second Quarter	81.13	75.70
	Third Quarter	93.50	79.40
	Fourth Quarter	104.97	87.85

2015	First Quarter	117.49	100.95
	Second Quarter	115.59	106.98
	Third Quarter	122.80	110.97
	Fourth Quarter	134.74	117.03

2016	First Quarter	133.43	111.85
	Second Quarter	137.51	124.67
	Third Quarter	138.77	125.45
	Fourth Quarter	137.11	119.89

2017	First Quarter	149.60	133.53
	Second Quarter	158.81	145.91
	Third Quarter	163.56	144.58
	Fourth Quarter	190.36	162.71

2018	First Quarter (through February 2, 2018)	207.23	188.03

JPMorgan Chase & Co.

JPMorgan Chase & Co. provides global financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance. Its common stock trades on the NYSE under the symbol “JPM.”

Historical Information of the Common Stock of JPMorgan Chase & Co.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through February 2, 2018.

		High ($)	Low ($)
2008	First Quarter	48.25	36.48
	Second Quarter	49.25	34.31
	Third Quarter	48.24	31.02
	Fourth Quarter	49.85	22.72

2009	First Quarter	31.35	15.90
	Second Quarter	38.94	27.25
	Third Quarter	46.47	32.27
	Fourth Quarter	47.16	40.27

2010	First Quarter	45.02	37.70
	Second Quarter	47.81	36.61
	Third Quarter	41.64	35.63
	Fourth Quarter	42.67	36.96

2011	First Quarter	48.00	43.40
	Second Quarter	47.64	39.49
	Third Quarter	42.29	29.27
	Fourth Quarter	37.02	28.38

2012	First Quarter	46.27	34.91
	Second Quarter	46.13	31.00
	Third Quarter	41.57	33.90
	Fourth Quarter	44.53	39.29

2013	First Quarter	51.00	44.57
	Second Quarter	55.62	46.64
	Third Quarter	56.67	50.32
	Fourth Quarter	58.48	50.75

2014	First Quarter	61.07	54.31
	Second Quarter	60.67	53.31
	Third Quarter	61.63	55.56
	Fourth Quarter	63.15	55.08

2015	First Quarter	62.49	54.38
	Second Quarter	69.75	59.95
	Third Quarter	70.08	59.84
	Fourth Quarter	68.46	59.99

2016	First Quarter	63.73	53.07
	Second Quarter	65.81	57.32
	Third Quarter	67.50	59.55
	Fourth Quarter	87.13	66.51

2017	First Quarter	93.60	83.30
	Second Quarter	91.40	82.15
	Third Quarter	95.51	88.42
	Fourth Quarter	107.83	95.86

2018	First Quarter (through February 2, 2018)	116.87	107.95

3M Company

3M Company conducts operations in electronics, telecommunications, industrial, consumer and office, health care, safety, and other markets. The company businesses share technologies, manufacturing operations, marketing channels, and other resources. Its common stock trades on the NYSE under the symbol “MMM.”

Historical Information of the Common Stock of 3M Company

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through February 2, 2018.

		High ($)	Low ($)
2008	First Quarter	82.71	74.91
	Second Quarter	82.90	69.51
	Third Quarter	74.38	66.32
	Fourth Quarter	67.39	53.50

2009	First Quarter	59.19	41.83
	Second Quarter	61.00	50.65
	Third Quarter	75.38	58.76
	Fourth Quarter	84.13	71.93

2010	First Quarter	85.12	77.53
	Second Quarter	89.81	74.74
	Third Quarter	88.03	77.67
	Fourth Quarter	90.90	83.59

2011	First Quarter	93.75	86.14
	Second Quarter	97.23	90.62
	Third Quarter	97.97	71.79
	Fourth Quarter	82.39	70.93

2012	First Quarter	90.00	83.37
	Second Quarter	89.60	82.51
	Third Quarter	94.24	86.41
	Fourth Quarter	95.37	87.31

2013	First Quarter	106.42	94.67
	Second Quarter	112.97	103.79
	Third Quarter	121.57	108.73
	Fourth Quarter	140.25	117.16

2014	First Quarter	138.45	123.90
	Second Quarter	145.32	132.39
	Third Quarter	146.84	139.13
	Fourth Quarter	167.27	132.90

2015	First Quarter	170.50	158.65
	Second Quarter	167.07	153.95
	Third Quarter	157.17	137.58
	Fourth Quarter	159.92	140.80

2016	First Quarter	166.75	136.96
	Second Quarter	175.12	165.01
	Third Quarter	181.42	174.87
	Fourth Quarter	179.64	164.25

2017	First Quarter	193.01	174.18
	Second Quarter	213.36	188.65
	Third Quarter	213.76	199.03
	Fourth Quarter	243.14	212.76

2018	First Quarter (through February 2, 2018)	258.63	235.63

Marathon Petroleum Corporation

Marathon Petroleum Corporation is an oil and gas exploration company. The company acquires, explores, produces, and supplies petroleum products. Its common stock trades on the NYSE under the symbol “MPC.”

Historical Information of the Common Stock of Marathon Petroleum Corporation

The following table sets forth the high and low closing prices of this Basket Component from the second quarter of 2011 through February 2, 2018.

		High ($)	Low ($)
2011	Second Quarter	20.70	18.63
	Third Quarter	22.49	13.53
	Fourth Quarter	19.46	13.58

2012	First Quarter	22.61	15.48
	Second Quarter	22.46	17.14
	Third Quarter	27.81	21.72
	Fourth Quarter	31.50	26.53

2013	First Quarter	45.57	30.13
	Second Quarter	44.92	35.19
	Third Quarter	37.55	31.50
	Fourth Quarter	45.87	31.05

2014	First Quarter	47.25	41.16
	Second Quarter	48.35	39.04
	Third Quarter	46.20	37.90
	Fourth Quarter	48.46	38.14

2015	First Quarter	53.52	38.43
	Second Quarter	52.44	48.54
	Third Quarter	58.79	43.77
	Fourth Quarter	59.34	46.78

2016	First Quarter	51.24	30.73
	Second Quarter	41.46	32.81
	Third Quarter	43.74	35.48
	Fourth Quarter	51.12	40.96

2017	First Quarter	52.93	47.71
	Second Quarter	55.03	48.19
	Third Quarter	56.53	49.45
	Fourth Quarter	66.84	55.72

2018	First Quarter (through February 2, 2018)	73.16	67.18

NVIDIA Corporation

NVIDIA Corporation designs, develops, and markets three dimensional (3D) graphics processors and related software. The company's products provide interactive 3D graphics to the mainstream personal computer market. Its common stock trades on the Nasdaq under the symbol “NVDA.”

Historical Information of the Common Stock of NVIDIA Corporation

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through February 2, 2018.

		High ($)	Low ($)
2008	First Quarter	33.01	17.66
	Second Quarter	24.85	17.91
	Third Quarter	18.75	9.29
	Fourth Quarter	10.41	5.90

2009	First Quarter	10.56	7.21
	Second Quarter	12.30	8.40
	Third Quarter	16.47	10.09
	Fourth Quarter	18.67	11.96

2010	First Quarter	18.88	15.39
	Second Quarter	18.01	10.21
	Third Quarter	12.28	8.88
	Fourth Quarter	15.11	10.70

2011	First Quarter	25.69	15.77
	Second Quarter	20.50	15.41
	Third Quarter	16.15	11.73
	Fourth Quarter	15.82	11.81

2012	First Quarter	16.45	13.52
	Second Quarter	15.33	11.73
	Third Quarter	14.81	12.37
	Fourth Quarter	13.62	11.38

2013	First Quarter	13.16	11.98
	Second Quarter	14.92	12.13
	Third Quarter	16.00	14.09
	Fourth Quarter	16.22	14.54

2014	First Quarter	18.88	15.36
	Second Quarter	19.61	17.98
	Third Quarter	20.03	17.46
	Fourth Quarter	21.14	16.79

2015	First Quarter	23.47	19.14
	Second Quarter	22.76	20.11
	Third Quarter	24.65	19.31
	Fourth Quarter	33.75	24.17

2016	First Quarter	35.76	25.22
	Second Quarter	48.49	34.76
	Third Quarter	68.52	46.66
	Fourth Quarter	117.32	65.35

2017	First Quarter	119.13	97.67
	Second Quarter	159.94	95.49
	Third Quarter	187.55	139.33
	Fourth Quarter	216.96	179.00

2018	First Quarter (through February 2, 2018)	246.85	199.35

Novo Nordisk A/S

Novo Nordisk A/S develops, produces, and markets pharmaceutical products. The company focuses on diabetes care and offers insulin delivery systems and other diabetes products. The company also works in areas such as hemostasis management, growth disorders, and hormone replacement therapy. Its American Depositary Shares trade on the NYSE under the symbol “NVO.”

Historical Information of the Common Stock of Novo Nordisk A/S

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through February 2, 2018.

		High ($)	Low ($)
2008	First Quarter	14.14	11.59
	Second Quarter	14.61	12.29
	Third Quarter	13.35	10.22
	Fourth Quarter	11.54	8.80

2009	First Quarter	11.16	8.63
	Second Quarter	11.08	8.39
	Third Quarter	13.13	10.70
	Fourth Quarter	13.87	12.32

2010	First Quarter	15.83	12.87
	Second Quarter	17.06	14.80
	Third Quarter	19.85	16.23
	Fourth Quarter	22.43	18.20

2011	First Quarter	25.59	22.16
	Second Quarter	26.29	23.40
	Third Quarter	25.45	19.46
	Fourth Quarter	23.05	18.92

2012	First Quarter	28.94	23.09
	Second Quarter	30.38	26.15
	Third Quarter	32.17	28.83
	Fourth Quarter	34.02	29.04

2013	First Quarter	38.86	32.24
	Second Quarter	35.33	30.11
	Third Quarter	35.24	31.67
	Fourth Quarter	36.95	32.72

2014	First Quarter	48.23	36.72
	Second Quarter	46.52	42.28
	Third Quarter	49.03	43.90
	Fourth Quarter	47.82	42.32

2015	First Quarter	54.68	41.90
	Second Quarter	58.02	54.48
	Third Quarter	60.23	52.80
	Fourth Quarter	58.77	52.93

2016	First Quarter	57.98	46.58
	Second Quarter	57.51	50.91
	Third Quarter	57.05	41.59
	Fourth Quarter	41.52	31.57

2017	First Quarter	37.06	32.98
	Second Quarter	44.44	34.36
	Third Quarter	49.22	41.15
	Fourth Quarter	53.73	47.53

2018	First Quarter (through February 2, 2018)	58.14	50.47

Sealed Air Corporation

Sealed Air Corporation manufactures packaging and performance-based materials and equipment systems that serve food, industrial, medical, and consumer applications. Its common stock trades on the NYSE under the symbol “SEE.”

Historical Information of the Common Stock of Sealed Air Corporation

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through February 2, 2018.

		High ($)	Low ($)
2008	First Quarter	26.41	20.29
	Second Quarter	28.18	19.01
	Third Quarter	25.01	18.27
	Fourth Quarter	22.50	12.61

2009	First Quarter	15.70	10.43
	Second Quarter	21.24	14.12
	Third Quarter	21.62	17.93
	Fourth Quarter	22.65	18.78

2010	First Quarter	22.02	18.84
	Second Quarter	23.26	19.72
	Third Quarter	22.96	19.49
	Fourth Quarter	25.59	22.25

2011	First Quarter	28.52	25.15
	Second Quarter	26.90	21.89
	Third Quarter	23.87	16.70
	Fourth Quarter	18.72	15.61

2012	First Quarter	21.04	17.38
	Second Quarter	19.95	14.90
	Third Quarter	16.67	13.11
	Fourth Quarter	17.55	15.24

2013	First Quarter	24.28	17.94
	Second Quarter	24.64	21.15
	Third Quarter	30.57	24.45
	Fourth Quarter	34.13	26.56

2014	First Quarter	34.65	29.86
	Second Quarter	34.94	30.36
	Third Quarter	37.21	31.67
	Fourth Quarter	43.47	30.99

2015	First Quarter	48.30	39.42
	Second Quarter	52.60	43.80
	Third Quarter	55.40	45.78
	Fourth Quarter	51.70	42.17

2016	First Quarter	48.53	38.36
	Second Quarter	52.68	43.55
	Third Quarter	49.41	45.11
	Fourth Quarter	48.84	42.45

2017	First Quarter	50.22	43.30
	Second Quarter	46.41	42.30
	Third Quarter	46.12	41.72
	Fourth Quarter	49.66	43.01

2018	First Quarter (through February 2, 2018)	49.64	46.22

SunTrust Banks, Inc.

SunTrust Banks, Inc. is a bank holding company. The company's subsidiary banks operates in Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia, and the District of Columbia. Its common stock trades on the NYSE under the symbol “STI.”

Historical Information of the Common Stock of SunTrust Banks, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through February 2, 2018.

		High ($)	Low ($)
2008	First Quarter	68.95	54.23
	Second Quarter	59.33	35.33
	Third Quarter	59.20	26.98
	Fourth Quarter	54.62	22.45

2009	First Quarter	29.92	6.70
	Second Quarter	20.77	10.83
	Third Quarter	24.10	15.04
	Fourth Quarter	23.63	18.89

2010	First Quarter	28.09	20.44
	Second Quarter	31.85	23.30
	Third Quarter	26.63	22.35
	Fourth Quarter	29.66	23.36

2011	First Quarter	32.59	27.87
	Second Quarter	29.88	25.00
	Third Quarter	26.42	16.91
	Fourth Quarter	21.01	15.80

2012	First Quarter	24.65	18.52
	Second Quarter	24.80	21.10
	Third Quarter	29.91	22.75
	Fourth Quarter	30.31	25.44

2013	First Quarter	29.73	27.12
	Second Quarter	32.60	27.32
	Third Quarter	35.75	31.90
	Fourth Quarter	36.81	32.16

2014	First Quarter	40.38	36.40
	Second Quarter	40.49	37.21
	Third Quarter	40.76	36.55
	Fourth Quarter	42.69	34.73

2015	First Quarter	42.91	36.71
	Second Quarter	44.50	40.47
	Third Quarter	45.35	37.27
	Fourth Quarter	44.34	38.29

2016	First Quarter	41.77	31.36
	Second Quarter	44.04	35.35
	Third Quarter	44.29	39.50
	Fourth Quarter	56.39	43.77

2017	First Quarter	61.39	53.84
	Second Quarter	58.16	53.37
	Third Quarter	59.77	52.30
	Fourth Quarter	66.03	56.79

2018	First Quarter (through February 2, 2018)	71.41	64.86

Ulta Beauty, Inc.

Ulta Beauty, Inc. operates a chain of beauty stores. The company offers cosmetics, fragrance, skin and hair care products, and salon services. Its common stock trades on the Nasdaq under the symbol “ULTA.”

Historical Information of the Common Stock of Ulta Beauty, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through February 2, 2018.

		High ($)	Low ($)
2008	First Quarter	16.55	10.49
	Second Quarter	14.99	10.49
	Third Quarter	14.70	9.38
	Fourth Quarter	13.16	5.76

2009	First Quarter	8.99	4.29
	Second Quarter	11.56	6.58
	Third Quarter	16.53	10.25
	Fourth Quarter	18.83	15.14

2010	First Quarter	23.33	17.29
	Second Quarter	26.18	21.24
	Third Quarter	29.82	22.18
	Fourth Quarter	36.47	28.30

2011	First Quarter	48.71	34.28
	Second Quarter	64.58	48.28
	Third Quarter	72.86	48.89
	Fourth Quarter	74.24	61.32

2012	First Quarter	94.51	64.10
	Second Quarter	97.70	84.27
	Third Quarter	101.54	83.74
	Fourth Quarter	101.53	86.93

2013	First Quarter	101.99	73.96
	Second Quarter	100.16	81.69
	Third Quarter	119.99	94.06
	Fourth Quarter	131.50	90.21

2014	First Quarter	104.30	80.93
	Second Quarter	100.11	84.79
	Third Quarter	120.41	89.26
	Fourth Quarter	130.86	110.28

2015	First Quarter	153.77	126.84
	Second Quarter	157.98	149.83
	Third Quarter	173.32	153.26
	Fourth Quarter	187.27	155.20

2016	First Quarter	194.11	150.07
	Second Quarter	243.64	193.12
	Third Quarter	275.89	232.99
	Fourth Quarter	266.14	228.17

2017	First Quarter	288.81	256.68
	Second Quarter	313.73	277.99
	Third Quarter	283.36	207.75
	Fourth Quarter	228.57	190.16

2018	First Quarter (through February 2, 2018)	245.12	219.40

Visa Inc.

Visa Inc. operates a retail electronic payments network and manages global financial services. Its common stock trades on the NYSE under the symbol “V.”

Historical Information of the Common Stock of Visa Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through February 2, 2018.

		High ($)	Low ($)
2008	First Quarter	16.09	14.13
	Second Quarter	22.13	15.40
	Third Quarter	20.35	14.45
	Fourth Quarter	15.33	11.60

2009	First Quarter	14.40	10.61
	Second Quarter	17.45	13.57
	Third Quarter	18.60	14.87
	Fourth Quarter	22.24	16.95

2010	First Quarter	23.31	20.29
	Second Quarter	24.15	17.52
	Third Quarter	19.35	16.37
	Fourth Quarter	20.22	16.73

2011	First Quarter	19.04	17.28
	Second Quarter	21.64	18.34
	Third Quarter	23.21	19.81
	Fourth Quarter	25.79	21.07

2012	First Quarter	30.02	24.78
	Second Quarter	31.24	28.06
	Third Quarter	33.75	30.19
	Fourth Quarter	38.12	34.00

2013	First Quarter	42.46	38.69
	Second Quarter	46.14	40.32
	Third Quarter	49.71	43.28
	Fourth Quarter	55.67	45.63

2014	First Quarter	58.25	53.02
	Second Quarter	53.75	49.16
	Third Quarter	55.69	52.26
	Fourth Quarter	66.91	50.06

2015	First Quarter	69.57	61.59
	Second Quarter	70.16	64.52
	Third Quarter	76.38	66.73
	Fourth Quarter	80.46	69.99

2016	First Quarter	76.78	67.77
	Second Quarter	81.65	73.34
	Third Quarter	83.36	74.06
	Fourth Quarter	83.36	75.43

2017	First Quarter	90.24	79.50
	Second Quarter	96.55	88.68
	Third Quarter	106.21	93.25
	Fourth Quarter	114.35	105.31

2018	First Quarter (through February 2, 2018)	126.32	114.51